Exhibit 4.43

AGREEMENT

on Sales and Purchase of

the Entire Outstanding Shares of

TBIL

CONTENTS

1.	DEFINITIONS
2.	RESTRUCTURING AND TRANSFERRING FRAMEWORK
3.	RESTRUCTURING
4.	SHARE TRANSFERRING
5.	CONSOLIDATED STATEMENTS
6.	PRECONDITIONS
7.	CLOSING
8.	MANAGEMENT OF THE NEW COMPANY AND LXHD AFTER THE CLOSING
9.	NON-COMPETITION
10.	REPRESENTATIONS AND WARRANTIES
11.	DUE DILIGENCE
12.	TAX AND INDEMNITY
13.	CONFIDENTIALITY
14.	EXCLUSIVENESS
15.	FORCE MAJEURE
16.	BREACH LIABILITIES
17.	APPLICABLE LAW
18.	DISPUTE RESOLUTION
19.	ENTIRE AGREEMENT AND AMENDMENT
20.	NOTICE AND DELIVERY
21.	EFFECTIVENESS

SCHEDULE A	INFORMATION OF PARTY B(1), PARTY B(2) AND PARTY B(3)
SCHEDULE B	RESTRUCTURING FRAMEWORK CHART
SCHEDULE C	MANAGEMENT LIST
SCHEDULE D	RELATED CONTRACTS LIST
SCHEDULE E	LXHD’S MEDIA CONTRACTS LIST

AGREEMENT ON SALES AND PURCHASE OF

THE ENTIRE OUTSTANDING SHARES OF TBIL

THIS AGREEMENT is made as of this 11th day of August, 2004 by and among:

Party A: TOM ONLINE MEDIA GROUP LIMITED, whose registered address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands;

Party B(1), Party B(2) and Party B(3) (collectively “Party B”) whose information is provided in Schedule A hereto;

Party C(1): Monit Holdings Corp., whose registered address is Arias, Fabrega & Fabrega Trust Co. BVI Limited at Wickhams Cay, Road Town, Tortola, British Virgin Islands (“BVI”);

Party C(2): Aosta Holdings Corp., whose registered address is Arias, Fabrega & Fabrega Trust Co. BVI Limited at Wickhams Cay, Road Town, Tortola, British Virgin Islands;

Party C(3): Windstorm Limited, whose registered address is Trident Corporate Services (Bahamas) Limited, 1st Floor, Kings Court, Bay Street, P.O. Box N-3944, Nassau, Bahamas (“BHM”) (Party C(1), Party C(2) and Party C(3) are “Party C” collectively);

and

Party D: TOM ONLINE INC., whose registered address is P.O.Box 309 GT, Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands, British West Indies.

WHEREAS:

(A)	Party A is a limited liability company incorporated and validly existing under the laws of BVI and a subsidiary wholly owned by Party D (or a company affiliated to Party D) on the execution date of this Agreement;

(B)	Party C(1) and Party C(2) are limited liability companies incorporated and validly existing under the laws of BVI, and Party C(3) is a limited liability company incorporated and validly existing under the laws of BHM;

(C)	Party B(1) and Party B(2) (the information of both is provided in Schedule A hereto) own the entire shares of LXHD (as defined below), and Party B(3) (whose information is provided in Schedule A hereto) is the sole actual shareholder of Party C(3);

(D)	Party B(1), Party B(2) and Party B(3) are Chinese citizens with full civil abilities; Party B(1)

owns the entire shares of Party C(1), Party C(1) owns 49% of the shares of TBIL (as defined below), Party B(2) owns the entire shares of Party C(2), Party C(2) owns 47% of the shares of TBIL, Party B(3) owns the entire shares of Party C(3), and Party C(3) owns 4% of the shares of TBIL. In addition, Party B(1) and Party B(2) legally hold 51% and 49%, respectively, of LXHD (See “Schedule B: Restructuring Framework Chart” for more details); and

(E)	All the Parties hereof agree that the shares of TBIL held by Party C shall be purchased by Party A pursuant to the provisions hereunder for the purpose to strengthen Party A’s leading position in the value-added wireless business in the Chinese market.

NOW THEREFORE, all the Parties have reached this agreement on their cooperation matters as follows:

1.	Definitions

1.1	In this Agreement, unless defined otherwise, the following words or expressions shall have the following meanings:

“Party A” means Tome Online Media Group Limited, a limited liability company incorporated and validly existing under the laws of BVI and Party D’s wholly-owned subsidiary or affiliated company on the execution date of this Agreement;

“Natural Persons Appointed by Party A” means Mr. Liu Bing Hai and Mr. Sheng Yong;

“Party B” means Mr. Li Chuan Dong, Ms. Sun Jian Ying and Ms. Yan Shan. Among them, Mr. Li Chuan Dong is Party B(1), Ms Sun Jian Ying Party B(2) and Ms Yan Shan Party B(3);

“Party C” means Monit Holdings Corp., Aosta Holdings Corp. and Windstorm Limited. Among them, Monit Holdings Corp. and Aosta Holdings Corp. are both limited liability companies duly incorporated and validly existing under the laws of BVI, and Windstorm Limited a limited liability company duly incorporated and validly existing under the laws of BHM. In this Agreement, Monit Holdings Corp. is referred to as Party C(1), Aosta Holdings Corp. as Party C(2) and Windstorm Limited as Party C(3);

“TOM” or “Party D” means TOM ONLINE INC., a limited liability company registered in Cayman Islands whose shares are listed on the Growth Enterprise Market of SEHK and NASDAQ;

“LXHD” means Beijing Ling Xun Interactive Science Technology & Development Co., Ltd, a PRC limited liability company incorporated and validly existing under the laws of the People’s Republic of China, whose share are legally held by Party B(1) and Party B(2) by 51% and 49%, respectively, and whose major business is value-added wireless services and computer software development;

“TBIL” means Treasure Base Investments Ltd., a limited liability company incorporated and validly existing under the laws of BVI, whose shares are owned by Party C(1), Party C(2) and Party C(3) by 49%, 47%, and 4%, respectively;

“TBIL Group” means Treasure Base Investments Ltd., the New Company and LXHD, collectively;

“Restructuring and Transferring Framework” means a series of restructuring and transferring that Party B undertakes to cause to complete, including:

(1)	TBIL shall establish a wholly foreign-owned enterprise in PRC (the “New Company”, as defined below) whose business license number is No.QiDuJingZongFuZiDi020029 and whose major business shall be the development, research and manufacturing of computer software products, sales of such products and computer technology consulting and technical support (The New Company has been established on the execution date of this Agreement);

(2)	Party B shall make its best efforts pursuant to this Agreement to cause LXHD (and/or its shareholders Party B(1) and Party B(2)) to sign with Party A (or its designated Natural Persons) and/or the New Company the Related Contracts (as defined below), including such legal documents as Exclusive Technical and Consulting Services Agreement, Exclusive Option Agreement, Loan Agreement, Business Operation Agreement, Share Pledge Agreement, Share Transfer Agreement, Warranty and Indemnification Agreement, and Power of Attorney: and help establish a series of legal relationship between the New Company and LXHD; and

(3)	Party A shall purchase from Party C the entire outstanding shares of TBIL pursuant to this Agreement, provided that (i) the New Company has been duly established, (ii) the Related Contracts among Party A (or its designated Natural Persons), the New Company, LXHD and its shareholders Party B(1) and Party B(2) have been entered into and become effective, and (iii) all the Preconditions for the share transfer hereunder have been satisfied;

“New Company” means Ceng Dong Yi Science and Technology Co., Ltd (Beijing), a wholly foreign-owned enterprise incorporated in Beijing by TBIL, China;

“Share Transfer” means that Party A purchases on the Closing Date from Party C the entire outstanding shares of TBIL, including 49% of such shares from Party C(1), 47% from Party C(2) and 4% from Party C(3), subject to the completion the New Company’s restructuring pursuant to Article 3 hereof and the satisfaction of the Preconditions (as defined below) pursuant to Article 6 hereof;

“Closing” means the legal and effective completion of the Share Transfer in accordance with all the applicable laws, regulations, rules and/or standards. The indication of such completion shall be the complete registration of all the outstanding shares of TBIL under Party A’s name; or, if certain Preconditions have not been satisfied or waived in accordance with Article 6.2 hereof by March 31, 2005, Party A may select certain other legal arrangements to complete the Closing by acquiring the entire shares of the New Company in other legal ways or indirectly acquiring the interests of LXHD by entering into certain Related Contracts;

“Closing Day” means the tenth Business Day after the last Precondition is satisfied (or waived in accordance with Article 6.2 hereof), or any other date agreed upon in writing by the Parties hereto;

“Free of Pledge” means free of any mortgage, pledge, equity, claim, priority or any restrictions on or third-party rights adhere to any affiliated interests;

“China” means, in this Agreement, only the mainland of the People’s Republic of China, excluding Hong Kong Special Administrative Region (as defined below), Macao Special Administrative Region and the Taiwan area;

“Hong Kong” means Hong Kong Special Administrative Region, China;

“SEHK” means Stock Exchange of Hong Kong Limited;

“Business Day” means any day (other than Saturday and Sunday) on which the general banks in China are open for business;

“Listing Rules of the Growth Enterprise Market” means Listing Rules of the Growth Enterprise Market of the SEHK;

“Main Board Listing Rules” means Listing Rules of the Main Board of the SEHK;

“Preconditions” means the preconditions set forth in Article 6.1 hereof;

“Management Team” means the chief officers and other key staff of LXHD, whose names are listed in Schedule C hereto;

“Related Contracts” means the legal documents entered into among the New Company, Party A (or its designated Natural Persons) and LXHD (or its shareholders Party B(1) and Party B(2)), including Exclusive Technical and Consulting Services Agreement, Exclusive Option Agreement, Loan Agreement, Business Operation Agreement, Share Pledge Agreement, Share Transfer Agreement, Warranty and Indemnification Agreement, Power of Attorney. The content and form of all such legal documents must be agreed upon by Party A (see the relevant provisions in Schedule D hereto for details);

“Consideration” means the total consideration for the transactions hereunder, of which the amount shall be calculated and determined in accordance with Article 4.2 hereof;

“BHM” means the Islands of the Bahamas;

“BVI” means the British Virgin Islands;

“NASDAQ” means the National Association of Securities Dealers Automated Quotations, USA;

“Audited” or “Financial Audit” means the financial audit conducted under the U.S. GAAP by auditors acknowledged by Party A and Party B; and

“IVR” means interactive voice response, an applied software program by which a user may input data by a voice phone or a key board and such input can be responded via voice, facsimile, call-back, or e-mail. IVR is generally part of a larger application program (such as a data base).

1.2	Unless required otherwise in the context, the above definitions generally apply to the following:

(a)	Unless otherwise indicated, all of Party B’s obligations hereunder (including but not limited to any warranties and covenants) are several as well as joint obligations. Any one of Party B(1), Party B(2) and Party B(3) is obliged to perform the relevant obligations individually or jointly with the rest of Party B until the complete fulfillment of such obligations. All of Party C’s obligations hereunder (including but not limited to any warranties and covenants) are also several as well as joint obligations. Any one of Party C(1), Party C(2) and Party C(3) is obliged to perform the relevant obligations individually or jointly with the rest of Party B until the complete fulfillment of such obligations;

(b)	the headings herein are only for reading convenience and shall not be construed as part of this Agreement and shall not serve for the interpretation of this Agreement;

(c)	all the Schedules hereto the inseverable part of this Agreement and shall be in the same force and effect as the main body hereof;

(d)	Should any payment date designated by this Agreement fall on a non-business day, it shall be automatically postponed to the next Business Day.

2.	Restructuring and Transferring Framework

2.1	Party B shall cause TBIL to establish the New Company in Beijing, China and shall further cause LXHD and/or its shareholders Party B(1) and Party B(2) to enter into the Related Contracts pursuant to this Agreement with the New Company and Party A (or its designated Natural Persons). After the New Company is legally established, the Related Contracts are executed and become effective and all the Preconditions hereunder are satisfied or waived, Party C shall sell to Party A the entire outstanding shares of TBIL, while Party B shall, after the Closing of the Share Transfer, provide Party A and its group effective support with its current TV media sales channels as well as its professional expertise, operating management and technical force in its value-added wireless business in order to strengthen TOM Group’s leading position in the value-added wireless business in the Chinese market.

3.	Restructuring

3.1	The general information of the New Company established in Beijing by TBIL’s investment is as follows:

(a)	The corporate nature of the New Company is a wholly foreign-owned enterprise.

(b)	The name of the New Company is Ceng Dong Yi Science and Technology Co., Ltd (Beijing), whose business license number is No.QiDuJingZongFuZiDi020029.

(c)	The registered capital of the New Company is US$150 thousand.

(d)	The business scope of the New Company is: development, research and manufacturing of computer software products, sales of its own products, and consulting service and technical support of computer technology.

(e)	Party B shall make its best efforts to cause the New Company to legally operate the development, research and manufacture of computer software products, sales of its own products, and consulting service and technical support of computer technology, and to obtain all the legally required business licenses (if necessary).

3.2	Personnel Arrangement

Party B shall cause the senior officers and other key staff of LXHD (i.e. Management Team, as listed in Schedule C hereto) to enter into a service contract of two years (starting from the Closing Day) with the New Company prior to the Closing. Both the form and content of such service contract must be satisfactory to Party A.

3.3	Establishing Cooperative Relations

Party B undertakes and warrants that the New Company shall enter into certain Related Contracts with LXHD (and/or its shareholders Party B(1) and Party B(2)), the Natural Persons designated by Party A and/or Party D. The content and form of the Related Contracts shall be in accordance with those listed in Schedule D hereto and agreed upon by Party A and Party B. For the purpose to establish a series of legal relations between the New Company and LXHD, such Related Contracts include:

(i)	Exclusive Technical and Consulting Services Agreement between the New Company and LXHD, based on which the New Company shall provide LXHD with technical consulting and other related services and LXHD shall accept the services and pay the New Company a portion of the proceeds generated from such consulting services;

(ii)	Business Operation Agreement between the New Company and LXHD and its shareholders (i.e. Party B(1) and Party B(2) prior to the Closing and Party A’s designated Natural Persons after the Closing), based on which the New Company, for the purpose of ensuring LXHD’s normal business operation, shall serve as LXHD’s guarantor when LXHD sign with other third parties certain contracts, agreements or transactions relating to its business operations. As the guarantee, LXHD agrees to pledge to the New Company its account receivables of its operations and all its assets;

(iii)	Exclusive Option Agreement between TBIL and LXHD’s shareholders (i.e. Party B(1) and Party B(2) prior to the Closing and Party A’s designated Natural Persons after the Closing), based on which the LXHD’s shareholders (including all the shareholders before or after the Closing) shall grant TBIL the exclusive call options to purchase all or part of LXHD’s shares, subject to the permission of the Chinese laws and regulations;

(iv)	Share Pledge Agreement between the New Company and LXHD’s shareholders (i.e. Party B(1) and Party B(2) prior to the Closing and Party A’s designated Natural Persons after the Closing), based on which LXHD’s shareholders (including all the shareholders before or after the Closing) shall pledge its shareholdings of LXHD to the New Company to ensure that LXHD shall distribute the proceeds generated from the consulting services under the above-mentioned Exclusive Technical and Consulting Services Agreement;

(v)	Share Transfer Agreement among Party B(1), Party B(2) and Party A’s designated Natural Persons, based on which Party B(1) and Party B(2) shall transfer LXHD’s shares held by them, 51% and 49% respectively, to Party A’s designated Natural Persons;

(vi)	Power of Attorney between LXHD’s shareholders (i.e. Party B(1) and Party B(2) prior to the Closing and Party A’s designated Natural Persons after the Closing)

and the persons designated by the New Company, based which such designated persons shall be fully authorized to exercise all the rights of one of HXHD’s shareholders (including all the shareholders before or after the Closing);

(vii)	Loan Agreement between TBIL and Party A’s designated Natural Persons, based on which TBIL shall provide Party A’s designated Natural Persons with loan, while the latter shall, after purchasing the shares of LXHD transferred by Party B, use the loan solely in the business operation of LXHD for the development of LXHD’s business;

(viii)	Warranty and Indemnification Agreement between Party A and Party B, based on which Party B shall warrant to Party A to compensate for any loss Party A incurs due to and in respect of the following matters: (i) those that should occur before Party A is registered as the shareholder of TBIL by law; (ii) those that should occur before Party A’s designated Natural Persons purchase the shares of LXHD transferred by Party B(1) and Party B(2); and (iii) the lawful establishment of the New Company.

4.	Share Transfer

4.1	Share Transfer

At the Closing Date after the fulfillment of the Preconditions set forth in Article 6.1 or any waiver thereof in accordance with Article 6.2, Party C shall sell to Party A and Party A shall purchase from Party C the entire outstanding shares of TBIL, namely, Party A shall obtain 49% of the outstanding shares of TBIL from Party C(1), 47% from Party C(2) and 4% from Party C(3), all is accomplished upon the Closing. The share shall be sold with all rights and interests attaching to share transfer together with the entire outstanding shares of TBIL including the rights to receive all distributions and dividends as declared, made or paid in respect of such share on or after the Closing.

4.2	Consideration of Transaction

(1)	The consideration of transaction is calculated and based on the estimated value multiplied by 100%, and paid in cash in HKD or USD pursuant to Article 4.3(4).

(2)	The estimated value by TBIL is equal to the Initial Estimated Value plus the Additional Estimated Value calculated in the following method, provided that in no event the total estimated value of TBIL shall exceed RMB 550,000,000 yuan.

(3)	In terms of the estimation method in Article 4.2(2) above:

(i)	Initial Estimated Value shall be determined by the rules as follows:

Where the audited and consolidated profit of TBIL Group after taxation for the year 2004 is not less than RMB 40 million yuan, the Initial Estimated Value shall be 4.5 times of such profit. Where the audited and consolidated profit of TBIL Group after taxation for the year 2004 is less than RMB 40 million yuan, the Initial Estimated Value shall be 3.5 times of such profit. The calculation of Initial Estimated Value shall be finished before March 31, 2005.

(ii)	Additional Estimated Value

(a)	Where the audited and consolidated profit of TBIL Group after taxation for the year 2005 is less than RMB 40 million yuan, the Additional Estimated Value shall be 1 time of such profit.

(b)	Where the audited and consolidated profit of TBIL Group after taxation for the year 2005 is not less than RMB 40 million yuan but less than RMB 75 million yuan, the Additional Estimated Value shall be 1.5 times of such profit.

(c)	Where the audited and consolidated profit of TBIL Group after taxation for the year 2005 is not less than RMB 75 million yuan, the Additional Estimated Value shall be 1.75 times of such profit.

In whatever the case, the total sum of Initial Estimated Value and Additional Estimated Value shall not exceed RMB 550,000,000 yuan). The calculation of Additional Estimated Value shall be finished before March 31, 2006.

(iii)	If the above audited profit of TBIL Group or any part is received or recorded in the currency other than RMB, in terms of the calculation provided in the aforesaid (i) and (ii), the profit shall be calculated on the basis of the foreign exchange rate (the mean price of sale and purchase) announced by Bank of China on the date preceding the payment date.

4.3	Payment of Consideration

All Parties agree that after the fulfillment on or before March 31, 2005 or waiver subject to Article 6.2 hereunder of all the Preconditions and provide that Closing has been legitimately and effectively achieved on the Closing Date, the transaction consideration shall be paid by Party A to Party C in three phases:

(1)	The initial payment amounts to the HKD equivalent of RMB 150 million yuan (“Initial Payment”), RMB 10 million yuan of which shall be paid in cash within 15 working days after the Closing as a consideration for the purchase by Party A’s designated Natural Persons of LXHD’s shares held by Party B(1) and Party B(2) ;

(2)	The total amount of the Second Payment shall be calculated as follows:

The total amount of the Second Payment is: the Initial Estimated Value (determined in accordance with Article 4.2(3)(i)) save the HKD amount of Initial Payment (“Second Payment”). If the Initial Estimated Value is not higher than the aggregate Initial Payment, Party A shall not be responsible for any of the Second Payment. The payment shall be made in cash within 15 business days after the annual audit report of TBIL Group for the year 2004 is completed and submitted to Party A and Party C by the auditor; and

(3)	The total amount of the Third Payment is the Additional Estimated Value determined in accordance with Article 4.2(3)(ii) (“Third Payment”). The payment shall be made in cash within 15 business days after the annual audit report of TBIL Group for the year 2005 is completed and submitted to Party A and Party C by the auditor.

(4)	The foregoing Initial Payment, Second Payment and Third Payment shall all be made in HKD or USD on the basis of the foreign exchange rate (the mean price for sale and purchase) announced by the Bank of China at the tenth Business Day prior to the payment date.

4.4	After the Initial Payment has been made by Party A pursuant to Article 4.3 hereof, Party C shall return to Party A in cash the Relevant Discrepant Amount (as hereinafter defined) within 45 Business Days after the estimated value has been determined under Article 4.2 hereof (49% of such amount is on the part of Party C(1), 47% on Party C(2)’s part and 4% on Party C(3)’s part.), provided that the estimated value determined under Article 4.2 hereof is lower than the amount paid at such Initial Payment date (the discrepant amount is referred to as the “Relevant Discrepant Amount”). If Party C fails to return such amount or any part of it as scheduled, the Third Payment under Article 4.3(3) shall be automatically set off without prejudice to Party A’s recourse by any other means.

4.5	In terms of the foregoing Article 4.3,

(1)	Party C(1), Party C(2) and Party C(3) agree that Party A shall make the Initial Payment (viz. HKD equivalent of RMB 150 million yuan) out of the transaction consideration in the way which is indicated in the written notice jointly signed and given by Party C(1), Party C(2) and Party C(3). Party C(1), Party C(2) and Party C(3) warrant that such notice shall be sent to Party A at least three business days before the Initial Payment date.

(2)	In case Party A makes the Second Payment and the Third Payment under Article 4.3(2) and Article 4.3(3) hereof, Party C(1), Party C(2) and Party C(3) agree that the relevant payment shall be made in the way which is indicated in the written notice jointly signed and given by Party C(1) and Party C(2) to Party A. Party C(1) and Party C(2) warrant that such notice shall be sent to Party A at least three business days before the Second Payment date. Party C(3) agrees and confirms that the terms of the Second Payment and the Third Payment shall be solely decided by Party C(1) and Party C(2).

(3)	Party A shall pay the Transaction Consideration according to Article 4.5(1) and Article 4.5(2) hereof only if the payment conditions decided by Party C is in compliance with laws and regulations, or Party A shall be entitled to claim for the alteration of such in order for Party A to pay the Transaction Consideration in a legitimate way.

4.6	Subject to laws and accounting principles, Party B(1) and Party B(2) may distribute RMB 8 millions yuan out of the accumulated net profit LXHD made during the year 2003 in dividend or share interest before the Closing Date. Such dividend or share interest is excluded in the calculation of the Transaction Consideration and whether or not to distribute the accumulated net profit has no impact on Party A’s payment for the Transaction Consideration under Article 4.2 and Article 4.3 hereof. In the meantime, Party B(1) and Party B(2) assure Party A that they shall undertake all the liabilities in relation to tax involved in the distribution of the foregoing RMB 8 million yuan out of LXHD’s net profit.

5.	Consolidated Statements

5.1	Party A shall be entitled to share and consolidate the income and profits of TBIL, the New Company and LXHD from August 11, 2004.

6.	Preconditions

6.1	The following Preconditions herein shall be satisfied and shall come into effect unless they are waived according to Article 6.2 hereof:

(1)	The PRC legal opinion submitted by Party B or Party C to Party A (The PRC law firm issuing such PRC legal opinion and the content and form of the same shall be to Party A’s satisfaction) confirms and verifies the following matters:

(a)	The New Company has been established and registered under the PRC laws, obtained all the approvals, certificates of approval, business license and other licenses for its business operation (if necessary by law) and entitled to be engaged in the business activities such as development, research and manufacturing of computer software products, sale of self-manufactured products and providing technical consultancy and services on computer;

(b)	This Agreement and Related Contracts are valid, legitimate, enforceable and have binding force by law and on the signing parties. The contemplated transaction is in compliance with all the applicable PRC laws, regulations and bylaws and in force and effect in terms of its content, structure and payment for consideration;

(c)	Party B(1), Party B(2) and Party B(3) are all Chinese citizens with full civil capacity;

(d)	Party B(1) legitimately and actually holds 51% of LXHD’s shares;

(e)	Party B(2) legitimately and actually holds 49% of LXHD’s shares;

(f)	LXHD’s share is free of any mortgage, pledge, priority and any other restrictions on satisfying its interests;

(g)	Holding of all the shares of the New Company by TBIL is legitimate and the New Company would not encounter any obstacle hereby when executing the Related Contracts; and

(h)	The verifying documents provided to Party A by Party B(1) and Party B(2) for compliance of or causing LXHD to comply with Article 6.1(13) are true and legitimate.

(2)	The service contract with a term of 2 years between Party B(1) and each member of the Management Team as a party and the New Company as the other party in accordance with Clause 3.2 hereof includes not participating any business operation or asset operation in relation to this transaction or any business competing with the business of the New Company or LXHD, and not doing any harm to the interests of the New Company or LXHD. The form and content of the service contract shall be approved by Party A and Party B in writing.

(3)	The Related Contracts have been entered into among Party A (including its designated Natural Persons), the New Company, LXHD and/or its shareholders, Party B(1) and Party B(2) with the content and form in strict compliance with Schedule D and such Related Contracts have gone through all the formalities by the law of its applicable country and become valid.

(4)	LXHD has obtained Beijing License for Value-added Telecommunication Business regarding information service business of mobile net and the License for Cross-region Value-added Telecommunication Business issued by the Ministry of Information Industry.

(5)	Party A, Party B, Party C and Party D or their authorized representatives have duly executed this Agreement.

(6)	The board of directors of Party A has passed the resolution on the terms and conditions of this Agreement and the contemplated transactions hereunder and the board of directors and/or shareholders (if necessary) of Party D have passed the resolution on the terms and conditions of this Agreement and the contemplated transactions hereunder (including but not limited to (if necessary) any change (if any) in the nature and characters of Party D’s business made according to the Listing Rules of the Growth Enterprise Market).

(7)	The board of directors and/or shareholders (if necessary) of TOM Group Limited have passed the resolution on the terms and conditions of this Agreement and the contemplated transactions hereunder (including but not limited to (if necessary) permission of this transaction conducted by TOM Group Limited according to the Main Board Listing Rules).

(8)	Party B has, as required by Party A and/or its appointed persons, provided Party A and/or its appointed persons with the true, accurate and complete documents evidencing the business operation, assets, financial and legal status, profit performance and commercial prospects of TBIL, the New Company and LXHD and other institutions relating to this transaction. Party A and/or its appointed persons have completed due diligence on the legal, financial and technological (except Party B as for this item) status of the companies relating to this transaction and Party B and the result of which shall be to the content of Party A who shall confirm that all the obstacles to this transaction in the due diligence report stating the financial and legal status have been cleared to its satisfaction.

(9)	Party B(1) and Party B(2) has provided Party A with the legal opinion issued by a lawyer registered in BVI to its satisfaction, which confirms and verifies that: (i) Party C(1) and Party C(2) and TBIL have been established, registered and validly existing under the laws of BVI; (ii) Party B(1) owns the entire shares of Party C(1) and Party B(2) owns the entire shares of Party C(2) by the applicable law and in fact; (iii) Party C(1) and Party C(2) own respectively 49% and 47% of the share capital of TBIL by law and in fact; and (iv) all the relevant shares are free of mortgage.

(10)	Party B(3) has provided Party A with the legal opinion issued by a lawyer registered in BHM to its satisfaction, which confirms and verifies that: (i) Party C(3) has been established, registered and validly existing under the laws of BHM; (ii) Party B(3) owns the entire shares of Party C(3); (iii) Party C(3) owns 4% of the shares of TBIL by law and in fact; and (iv) all the relevant shares are free of mortgage.

(11)	Party B and Party C has provided Party A with the legitimate verifying documents to its satisfaction, which verify that: (i) Beijing Shidaixunda Technology Co., Ltd has returned RMB 1.5 million yuan to LXHD; and (ii) Beijing Hemingxiang Advertisement Co., Ltd has returned RMB 0.5 million yuan to LXHD.

(12)	If necessary, this transaction has been approved by SEHK and NASDAQ.

(13)	Party B(1) and Party B(2) have provided Party A and/or cause LXHD to provide Party A with the legitimate verifying documents to Party A’s satisfaction evidencing that: (1) Party B(1), Party B(2) and LXHD may legitimately add the profit of LXHD for the year 2003 originally available to Party B(1) and Party B(2) and the relevant amount equivalent of RMB 9 million yuan (the “Original Distributable Amount”) to the registered capital of LXHD; and (ii) Party B(1) and Party B(2) have paid in full all the taxes and expenses levied for the Original Distributable Amount and the increase of LXHD’s registered capital during 2003 by law, including but not limited to the individual income tax imposed on Party B(1) and Party B(2).

6.2	Party A may notify Party B in writing of waiver of any of the Preconditions at any time except for those set forth in Article 6.1(6) hereof (if necessary).

6.3	The Parties shall satisfy or cause the satisfaction of the Preconditions set forth in Article 6.1(3), 6.1(5) and 6.1(12) on or prior to the date designated in Article 6.4 hereof with reasonable efforts, while Party B and/or Party C shall satisfy or cause the satisfaction of the Preconditions set forth in Sub-clause 6.1(1) to 6.1(5) and 6.1(8) to 6.1(11) on or prior to the date designated in Clause 6.4 hereof with reasonable efforts.

6.4	If any of the Preconditions fails to be satisfied on or before March 31, 2005 (or other date agreed by the Parties), or be waived under Article 6.2 hereof, this Agreement (except for Article 6, 12, 13, 14, 16 to 20, collectively known as “Surviving Terms”) and all the liabilities and rights hereunder will be deemed null and void.

7.	Closing

7.1	Closing of the transaction hereunder shall take place at Party A’s office on the Closing Date (or other date and/or place agreed by the Parties).

7.2	Upon the Closing, Party C shall (and Party B shall impel Party C to):

(1)	deliver the following documents and objects to Party A with regard to TBIL:

(i)	Certificate of Good Standing and Certificate of Incumbency of TBIL;

(ii)	the originals of the shares regarding the entire outstanding shares of TBIL and share transfer (Party A (or its agent) as the transferee) documents duly executed by the transferor;

(iii)	the board resolution of TBIL, which (aa) approves the transfer of the entire outstanding shares from Party C to Party A and Party A’s (or its agent) registration in the shareholders name list of TBIL which clarifies Party A’s acting as a shareholder of TBIL; (bb) assumes the persons appointed by Party A as directors and corporate secretary of TBIL; (cc) passes the resignation of the original directors, corporate secretary and auditors of TBIL; (dd) passes the alteration of registration for the offices (if necessary); and (ee) passes the replacement of the person whose signature is effective in banks (if necessary);

(iv)	the board of directors and shareholders of Party C shall pass the terms and condition of the master agreement and execute the relevant document regarding the share transfer;

(v)	all power of attorney, waiver, consent, board resolutions, shareholders resolution and other documents required by Closing of the share transfer and making Party A (or its agent) registered holder of the entire outstanding shares of TBIL; and

(vi)	all the incorporation documents, legal documents and books, accounting books, name lists and records, registration certificate, corporate seals, stamps, stock books, depository certificates, check books, monthly settlement bills and all the relevant materials of TBIL; and

(2)	cause the persons appointed by Party A to be assumed directors and corporate secretary of TBIL and after such assumption, cause the original directors and corporate secretary of TBIL to resign without compensation and confirm in writing there shall be no claim of any nature against TBIL.

(3)	deliver the following documents and objects with regard to the New Company:

(i)	the original approvals and certificates of approval of the New Company;

(ii)	original business license of the New Company;

(iii)	original licenses for special business operation (if applicable);

(iv)	corporate seal and all other seals; and

(v)	resignation letters of the original directors of the New Company (stating that they would not claim for any compensation or liabilities against the New Company and TBIL), letters issued by TBIL for canceling the appointment of the original directors and documents appointing the persons validly designated by Party A the new directors of the New Company.

(4)	deliver to Party A the Beijing License for Value-added Telecommunication Business regarding information service business of mobile net and the License for Cross-region Value-added Telecommunication Business issued by the Ministry of Information Industry which LXHD has obtained.

(5)	Any documents listed in the checklist requested by Party A and its directly or indirectly held companies (if applicable) in accordance with the requirements of SEHK, Hong Kong Securities and Futures Commission, Hong Kong Corporate Registry, NASDAQ and other relevant legal rules.

(6)	deliver to Party A the Related Contracts duly executed among the New Company, LXHD, Party B and Party C.

(7)	alter the authorized executor and signing instructions in all bank accounts of TBIL, the New Company and LXHD as required by Party A and present the corresponding evidence.

7.3	If Party B or Party C fails to complete all the matters provided in Article 7.2 hereof, Party A shall be entitled to choose to:

(1)	postpone the Closing (this Article 7.3 will still survive in such case);

(2)	carry out the Closing under the circumstances practicable (without prejudice to any right of Party A hereunder); or

(3)	revoke this Agreement.

This Article 7.3 shall not affect any right of Party A hereunder.

8.	Management of the New Company and LXHD after the Closing

8.1	Legitimate Operation

(1)	Party B shall use its best efforts to ensure the legitimate business operation of the New Company after the Closing, and to obtain the necessary business licenses.

(2)	Party B shall use its best to allow LXHD to continue its current business in value-added wireless field by law, and to maintain the legitimate and valid status of all its business licenses.

8.2	Day-to-day Management

After the Closing, Mr. Li Chuan Dong shall continue to be the general manager of LXHD in charge of the day-to-day management. The deputy general manager and CFO of LXHD shall be nominated by Party A and appointed by the board of LXHD.

9.	Non-competition

9.1	Unless otherwise agreed by Party A in writing in advance, Party B warrants that, within three years after final agreement is signed, Party B and Party C shall not participate, directly or indirectly, in the current business competing with that of TBIL, the New Company or LXHD in any form. Such warranty includes but not limited to:

(1)	Party B and Party C and their directly or indirectly controlled companies will not invest in or indirectly hold control or shares of any enterprise or other institution in competition with the current business of TBIL, the New Company or LXHD in any form. The behavior shall be deemed as attributing to Party B if such behavior is conducted by Party C and its subsidiaries or shareholding companies, enterprises and institutions invested or controlled by Party B’s spouse, parents or children which contest the business of TBIL, the New Company or LXHD.

(2)	Party B shall not take any position in or be a counsel or provide consultancy service for any enterprise and institution in competition with the business of TBIL, the New Company or LXHD. The behavior would be deemed as attributing to Party B if such behavior is conducted by Party C and its subsidiaries or companies invested by Party C, Party B’s spouse, parents or children who takes a position in or provides counseling or consultancy services for enterprises and institutions contesting the business of TBIL or LXHD.

10.	Representations and Warranties of the Parties

10.1	Party A hereby represents and warrants that:

(1)	Party A is a limited liability company incorporated and validly existing under the laws of BVI, has obtained the corresponding approvals from the relevant authorities in terms of the cooperation matters hereunder, has authorized its representative to execute the Agreement and has made Party A be bound by this Agreement.

(2)	Any document or written information in relation hereto provided by Party A for the execution and performance of this Agreement is in all aspects true and accurate.

(3)	Party A shall pay for the Transaction Consideration to Party B subject to the terms, conditions and payment conditions hereunder.

10.2	Party B (including Party B(1), Party B(2) and Party B(3)), severally or collectively,

consistently and irrevocably, makes the representations, warranties and undertakings as follows:

(1)	Party B (including Party B(1), Party B(2) and Party B(3)) are Chinese citizens with full civil capacity, who is fully capable of performing the cooperation matters hereunder. In addition, Party B are able to obtain all the approvals from the relevant authorities governing LXHD, Party C(1), Party C(2) and Party C(3), TBIL and the New Company, to authorize its representative to execute other agreements and documents relating to this Agreement and to be bound by this Agreement.

(2)	Party B warrants to establish in a timely manner the New Company according to Article 3 hereof and completes the matters under Article 3 such as restructure and building up contractual relations;

(3)	Party B warrants that any document or information regarding this Agreement provided by Party B for the execution and performance of this Agreement is in all aspects true, entire and accurate and is not fraud, omissive or misleading;

(4)	LXHD is a limited liability company duly incorporated and validly existing, which is permitted to be engaged in value-added wireless business. All its current media cooperation agreements (listed in Schedule E) are true, legitimate and valid. After the Closing, Party B shall make greatest efforts to ensure the normal execution of such major agreements during the terms thereof;

(5)	LXHD and its branches have all obtained all approvals, licenses, registration certificates and registries required for operating the current business. All such approvals, licenses, registration certificates have full legal force and effect, and shall not terminate or be revoked due to this Agreement;

(6)	There is no potential or on-going or (to the best of Party B’s knowledge) pending litigation, arbitration or administrative proceedings or other claims relating to Party B, TBIL, LXHD and the New Company other than those disclosed to Party A in writing before the execution date hereof (such disclosure letter shall be confirmed and signed by Party A and Party B);

(7)	All the assets of TBIL, LXHD and the New Company are owned by law, and free of any warranty, mortgage, pledge and other guarantee unless disclosed to Party A in writing before the execution date hereof (such disclosure letter shall be confirmed and signed by Party A and Party B). Further, TBIL, LXHD and the New Company have not provided guarantee in any form for any third party;

(8)	TBIL and the New Company have never been engaged in any business or activity, or executed any contract or agreement, or established any legal relationship, or created or undertaken any indebtedness (including contingent indebtedness) or liability except for the contract executed and transaction conducted pursuant to Article 2 and Article 3 hereof and those disclosed to Party A in writing before the execution date hereof (such disclosure letter shall be confirmed and signed by Party A and Party B);

(9)	LXHD has never created or undertaken any indebtedness (including contingent indebtedness) or liability except for the contract executed and transaction conducted pursuant to Article 2 and Article 3 hereof and those disclosed to Party A in writing before the execution date hereof (such disclosure letter shall be confirmed and signed by Party A and Party B);

(10)	All shares of TBIL are free of any pledge, mortgage, warranty or other third party interest set by any party unless disclosed to Party A in writing before the execution date hereof (such disclosure letter shall be confirmed and signed by Party A and Party B);

(11)	From the execution date till the Closing Date, all the business of TBIL, LXHD and the New Company is in ordinary course, consistent and uninterrupted, and free of any material and negative change;

(12)	Party B shall use its best efforts to satisfy the requirements of Party A and its directly or indirectly held companies (if applicable) to request Party C and/or Party B to provide and/or issue any document pursuant to the rules of SEHK, Hong Kong Securities and Futures Commission, Hong Kong Corporate Registry, NASDAQ and other applicable laws and/or rules;

(13)	Up to the Closing Date, TBIL and/or the New Company and/or LXHD has/have never been engaged in any business that has infringed or shall infringe any legal interest or right of any third party, including but not limited to patent, trademark, copyright and other similar right, and Party B shall undertake for all the relevant liabilities due to such infringement;

(14)	Up to the Closing Date, TBIL and the New Company and LXHD and Party B have never been engaged or participated in any activity against any state or local law and regulation from which LXHD may or shall incur possible cancellation of business license or other legal or administrative penalty substantially affecting LXHD’s business operation;

(15)	Up to the Closing Date, there is no unsettled credit or indebtedness between Party B and LXHD or between Party C and LXHD, and Party A or its designated Natural Persons would not inherit any indebtedness of LXHD on Party B’s part due to the share transfer hereunder;

(16)	Up to the Closing Date, TBIL and the New Company and LXHD all have made full payment for due and payable tax, tax penalty, penalty interest and charges. No indebtedness, loan or outstanding tax has been created out of the due course of business operation;

(17)	Up to the Closing Date, LXHD undertakes no liability for paying the outstanding pension, unemployment insurance, welfare or any other fees and reserves in relation to employees;

(18)	Up to the Closing Date, LXHD has never violated any material agreement where it acts as one party and may not be under obligations due to any representations, warranties, compensation or other liabilities;

(19)	LXHD has never executed any contract that has or may have negative influence on its business, profit or assets where it acts as one party other than those contracts disclosed to Party A; and

(20)	Party B(1) and Party B(2) collectively own the entire and respectively 51% and 49% of the shares of LXHD upon the execution date hereof. Party B(1) is the only and actual shareholder of Party C(1), namely, it has the 100% share interest in Party C(1). Party B(2) is the only and actual shareholder of Party C(2), namely, it has the 100% share interest in Party C(2). Party B(3) is the only and actual shareholder of Party C(3), namely, it has the 100% share interest in Party C(3).

10.3	Party C (including Party C(1), Party C(2) and Party C(3)), individually and collectively, consistently and irrevocably, represents, warrants and undertakes to Party A that:

(1)	Party C(1) and Party C(2) are both limited liability companies incorporated and validly existing under the laws of BVI, and Party C(3) is a limited liability company incorporated and validly existing under the laws of BHM. Party C(1), Party C(2) and Party C(3) have all obtained the corresponding approvals from the relevant authorities in terms of the cooperation matters hereunder, has authorized its representative to execute the Agreement and have made Party C be bound by this Agreement.

(2)	Party B warrants that any document or information regarding this Agreement provided by Party B for the execution and performance of this Agreement is in all aspects true, complete and accurate and is not fraud, omissive or misleading.

(3)	All shares of TBIL are free of any pledge, mortgage, warranty or other third party interest set by any party unless disclosed to Party A in writing before the execution date hereof (such disclosure letter shall be confirmed and signed by Party A and Party B).

(4)	Party C shall use its best efforts to satisfy the requirements of Party A and its directly or indirectly held companies (if applicable) to request Party C and/or Party B to provide and/or issue any document pursuant to the rules of SEHK, Hong Kong Securities and Futures Commission, Hong Kong Corporate Registry, NASDAQ and other applicable laws and/or rules.

(5)	Before the Closing, there is no unsettled credit or indebtedness between Party C and LXHD.

10.4	Each of the representations, warranties and undertakings made by Party A, Party B and Party C respectively in Article 10.1, 10.2 and 10.3 above shall be deemed repeatedly made on the basis of then facts and situations of all the time from the execution date hereof to the date on which the Closing is conducted.

10.5	Party D shall ensure or cause Party A to perform its commitments and obligations hereunder.

11.	Due Diligence

11.1	Party B and Party C agree that, after the execution of this Agreement, they shall, as required by Party A and/or its appointed persons, provide documents in a true, accurate and complete manner evidencing the business operation, assets, financial and legal status, profit performance and commercial prospects of Party B, Party C, TBIL, the New Company, LXHD and other institutions relating to this transaction, and shall assist Party A and/or its appointed persons in the due diligence.

12.	Tax and indemnity

12.1	Prior to the Closing of the transaction hereunder, any possible and/or undisclosed legal and tax obligations in relation to TBIL, LXHD and the New Company shall be assumed by Party B. Party B shall be responsible for any tax incurred from the cooperation matters hereunder or the establishment of the New Company hereunder. If Party A is incurred any loss due to any act or omission by Party B, Party C, TBIL, LXHD and the New Company, Party A shall be entitled to directly deduct such from the outstanding transaction consideration and in that event, Party A shall not be responsible for the corresponding payment under Article 4 hereof and by no means to be blamed for breach of this Agreement. In the event that the Parties by themselves fail to reach an agreement on the amount of Party A’s loss, both Party A and Party B agree to appoint an independent auditor to make an estimation on Party A’s loss with the estimated amount to be final and binding upon Party A and Party B.

13.	Confidentiality

13.1	The Parties hereof acknowledge and confirm that any information exchanged regarding the major terms hereof, whether oral or written, is confidential (including but not limited to this major article and this transaction). The Parties shall keep all such information strictly confidential and shall not disclose such to any third party without the prior content of the other Party other than the following information:

(1)	information required to disclose according to the applicable laws or the Listing Rules of the Growth Enterprise Market or Main Board Listing Rules; and

(2)	information required to disclose by any Party in terms of the transaction under this major article to its legal or financial advisor who is bound by the confidentiality obligations herein.

13.2	The Parties confirm and assure that, prior to obtaining the content of all the other Parties, they shall not disclose any detail of the transaction hereunder in any form. Party B or Party C shall, upon the approval of Party A, disclose the relevant information in accordance with the instructions given by Party A.

13.3	The Parties agree that the foregoing confidentiality obligations also apply to their appointed professional institutions and personnel for the execution of this Agreement.

14.	Exclusiveness

14.1	Party B and Party C agree, on or before October 1, 2004, not to directly or indirectly discuss, consult, negotiate or execute any agreement or letter of intent (whether such agreement or letter of intent has binding force on themselves) with any third party in terms of any covenants hereunder (including but not limited to share transfer and transfer of LXHD’s shares).

15.	Force Majeure

15.1	In case of unforeseeable, unavoidable and irrecoverable force majeure, the Party affected by the force majeure shall, within fourteen (14) days after the occurrence of such force majeure, give notice to the other Party, and provide the relevant details and an evidence issued and notarized by the relevant authority within thirty (30) days after such occurrence. The Parties shall settle the force majeure through negotiation. If such force majeure lasts or remains effective for more than three (3) months and prevents any Party from performing this Agreement, any Party shall have the right to claim for the non-performance of their respective obligations hereunder.

In this Agreement, Force Majeure shall mean any of the following events which is uncontrollable, unforeseeable and unavoidable and which causes any Party to be unable to perform all or part of its obligations under this Agreement: earthquake, collapse, falling, flood, typhoon and other acts of nature, and fire, explosion, accident, war, riot, social ferment or turbulence, destruction or all other similar or different incidents.

16.	Breach Liabilities

16.1	Any Party hereto violating or refusing to perform its representations, warranties and obligations hereunder constitutes a breach of agreement. Any Party shall indemnify the other Party or keep it harmless of any direct loss incurred from its breach of agreement.

17.	Applicable Law

17.1	The formation, validity, termination, interpretation and execution of this Agreement shall be governed by the laws of Hong Kong.

18.	Dispute Resolution

18.1	All disputes arising out of or in relation to the performance of this Agreement should be resolved by the Parties through friendly negotiation. Should the Parties fail to resolve the dispute within sixty (60) days after one Party notifies the other Party the existence of such dispute (and demand for launching the negotiation), the dispute shall be submitted to the jurisdiction of Hong Kong court.

19.	Entire Agreement and Amendment

19.1	Entire Agreement

(1)	This Agreement constitutes the entire and sole agreement among the Parties in connection with the subject matter under this Agreement and supersedes all agreements, contracts, understandings and communications relating hereto, whether oral or written, among the Parties.

(2)	All the agreements, documents, authorizations, reports, checklists, permits, undertakings and waiver formed, made and added pursuant to this Agreement constitute the additional provisions to this Agreement and form an integral part free of violation which is in the same legal effect as this Agreement.

19.2	Amendment

(1)	Any amendment, complement, modification of this Agreement shall be achieved by the Parties in writing by negotiation and be effective upon signing by duly authorized representatives of the Parties under this Agreement.

(2)	Any written amendment or modification of this Agreement by the Parties constitutes the integral part of this Agreement.

20.	Notice and Delivery

20.1	Any notice or other communication in connection with this Agreement shall be made in writing and sent to the Parties at the following addresses or other address notified in writing:

Party A:	TOM ONLINE MEDIA GROUP LIMITED
Address:	8F, No.3 West, Orient Square Building,
No.1 Chang’an Street East, Dongcheng District, Beijing, China
Fax: 010-85181176
Attn.: Yan Ying Ping

Party B:	Party B(1), Party B(2) and Party B(3)
Address:	Room. 1511-1516, Machinery Tower,
No. 248 Guang’anmenwai Street, Xuanwu District, Beijing
Fax: 010-63317287
Attn.: Li Chuan Dong

Party C:	Party C(1), Party C(2) and Party C(3)
Address:	Room. 1511-1516, Mechanism Tower,
No. 248 Guang’anmenwai Street, Xuanwu District, Beijing
Fax: 010-63317287
Attn.: Li Chuan Dong

Party D:	TOM ONLINE INC.
Address:	8F, No.3 West, Orient Square Building,
No.1 Chang’an Street East, Dongcheng District, Beijing, China
Fax: 010-85181176
Attn.: Yan Yin Ping

21.	Effectiveness

21.1	This Agreement shall become effective upon execution by the duly authorized representative of each of the Parties hereof.

IN WITNESS WHEREOF, this Agreement is executed by the Parties hereof.

Party A: TOM ONLINE MEDIA GROUP LIMITED
Representative: Wang Lei Lei
Signature:
Corporate Seal:

Party B(1): Li Chuan Dong
Signature:

Party B(2): Sun Jian Ying
Signature:

Party B(3): Yan Shan
Signature:

Party C(1): Monit Holdings Corp.
Representative: Li Chuan Dong
Signature:
Corporate Seal:

Party C(2): Aosta Holdings Corp.
Representative: Sun Jian Ying
Signature:
Corporate Seal:

Party C(3): Windstorm Limited
Representative: Yan Shan
Signature:
Corporate Seal:

Party D: TOM ONLINE INC.
Representative: Wang Lei Lei
Signature:
Corporate Seal:

SCHEDULE A

INFORMATION OF PARTY B(1), PARTY B(2) AND PARTY B(3)

Party B(1)
Name: Li Chuan Dong
Nationality: Chinese
PRC ID Number: 410402740828201
Address: Room. 1511-1516, Machinery Tower,
No. 248 Guang’anmenwai Street, Xuanwu District, Beijing

Party B(2)
Name: Sun Jian Ying
Nationality: Chinese
PRC ID Number: 610302510519103
Address: Room. 1511-1516, Machinery Tower,
No. 248 Guang’anmenwai Street, Xuanwu District, Beijing

Party B(3)
Name: Yan Shan
Nationality: Chinese
PRC ID Number: 110108600219422
Address: Room. 1511-1516, Ji Xie Building,
No. 248 Guang’anmenwai Street, Xuanwu District, Beijing

SCHEDULE B

RESTRUCTURING FRAMEWORK CHART

Notes: Ceng Dong Yi Science and Technology Co., Ltd (Beijing) and Bejing Ling Xun Interactive Science Technology & Development Co., Ltd shall enter into Exclusive Technical and Consulting Service Agreement and Business Operations Agreement.

SCHEDULE C

MANAGEMENT LIST

OFFICER	POSITION

Li Chuan Dong	CEO

Lin Bo	CTO

Yang Jun	General Manager

SCHEDULE D

RELATED CONTRACTS LIST

1.	Exclusive Technical and Consulting Services Agreement between the New Company and LXHD

2.	Business Operation Agreement between the New Company and LXHD and its shareholders (before the Closing, Party B(1) and Party B(2) while after the Closing, Party A’s designated Natural Persons)

3.	Exclusive Option Agreement between LXHD’s shareholders (before the Closing, Party B(1) and Party B(2) while after the Closing, Party A’s designated Natural Persons) and TBIL

4.	Share Transfer Agreement between Li Chuan Dong, Sun Jian Ying and Party A’s designated Natural Persons

5.	Share Pledge Agreement between LXHD’s shareholders (before the Closing, Party B(1) and Party B(2) while after the Closing, Party A’s designated Natural Persons) and the New Company

6.	Loan Agreement between TBIL and Party A’s designated Natural Persons

7.	Warranty and Indemnification Agreement between Party A and Party B

8.	Power of Attorney between LXHD’s shareholders (before the Closing, Party B(1) and Party B(2) while after the Closing, Party A’s designated Natural Persons) and the persons appointed by the New Company

SCHEDULE E

LXHD’S MEDIA AGREEMENTS LIST

1.	Cooperation Agreement between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Yan Chen Culture Transmission Co., Ltd as of December 5, 2002;

2.	Cooperation Agreement between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing CCTV Public New Information Co., Ltd as of December 31, 2002;

3.	Cooperation Agreement between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing CCTV Public New Information Co., Ltd as of June 1, 2004;

4.	Cooperation Agreement between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing CTV-media Co., Ltd as of May 15, 2003;

5.	Cooperation Agreement for Monternet Short Message Business between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Mobile Telecommunication Co., Ltd as of December 1, 2002;

6.	Cooperation Agreement for C-mode Value-added Service between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Yi Shu Tong Wu Network Technology Co., Ltd as of April 18, 2003;

7.	Letter of Intent for Short Message Insurance Cooperation between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd., Beijing Mobile Telecommunication Co., Ltd. and Xin Hua Life Insurance Co., Ltd., Beijing Branch as of April 6, 2004;

8.	Cooperation Agreement between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing East Huan Xun Network Technology Co., Ltd as of June 27, 2003;

9.	Cooperation Agreement between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Qing Yuan Sheng Culture Development Co., Ltd as of July 2, 2003;

10.	Cooperation Agreement between Yin Han Culture and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Yin Han Culture Transmission Co., Ltd as of July 23, 2003;

11.	Cooperation Agreement between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Ying Pu Rui Network Technology Co., Ltd as of September 2, 2003;

12.	Cooperation Agreement between LXHD and Sui Xin Film & TV executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Sui Xin Film & TV Culture Exchange Co., Ltd as of September 18, 2003;

13.	Cooperation Agreement between LXHD and Hua Xing Zhi Ye executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Hua Xing Zhi Ye Culture Transmission Co., Ltd as of September 29, 2003;

14.	Cooperation Agreement between China Mobile Telecommunication Group Co., Ltd and Monternet WAP Service Provider executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and China Mobile Telecommunication Group Co., Ltd. as of October 14, 2003;

15.	Cooperation Agreement for Wireless Content between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Yi Xun Wireless Information Technology Co., Ltd as of June 30, 2003;

16.	Cooperation Agreement between Da Fu Yang Guang and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Da Fu Yang Guang Culture Development Co., Ltd as of October 22, 2003;

17.	Cooperation Agreement for Mobile Data of China Unicom Co., Ltd. executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and China Unicom Co., Ltd as of November 11, 2003;

18.	Cooperation Agreement for Wireless Data Business Project between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Jing Shi Hu Dong Information Co., Ltd as of October 2003;

19.	Strategic Cooperation Agreement for Mobile Value-added Service Project between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Feng Hua Bird Telecommunication Equipment Co., Ltd as of June 30, 2003;

20.	Cooperation Agreement between LXHD and Sheng Fang Culture executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Shanghai Sheng Fang Culture Design Co., Ltd as of November 18, 2003;

21.	Cooperation Agreement between Heng Yi Shi Xian and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Hengyi Film & TV Design Co., Ltd as of November 25, 2003;

22.	Cooperation Agreement between Free Element and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Free Element Film & TV Culture Transmission Co., Ltd as of December 4, 2003;

23.	Cooperation Agreement between Jing Gu Movies and Televisions and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Jing Gu Film & TV Design Co., Ltd as of December 4, 2003;

24.	Cooperation Agreement between China Education Television and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and China Education Television as of December 10, 2003;

25.	Cooperation Agreement between China Education Television and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and China Education Television as of December 16, 2003;

26.	Cooperation Agreement between Beijing Shi Ji Yuan Su Graph and Literature Culture Transmission Co., Ltd. and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Shi Ji Yuan Su Graph and Literature Culture Transmission Co., Ltd. as of December 18, 2003;

27.	Cooperation Agreement for Wireless Content between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd. and Lenovo Mobile Telecommunication Technology Co., Ltd. as of November 28, 2003;

28.	Cooperation Agreement for Short Message Interaction between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Shijiahuang People’s Radio Broadcast as of December 2003;

29.	Cooperation Agreement between LXHD and Zongwenxin Net executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Zhongwenxin Net Broad Frequency Services Co., Ltd. as of December 30, 2003;

30.	Cooperation Agreement between Shaanxi Yimeng and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Shaanxi Yimeng Digital Technology Co., Ltd. as of January 6, 2004;

31.	Cooperation Agreement between Beijing Jin Zheng Rong Lian Advertisement Co., Ltd and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Jin Zheng Rong Lian Advertisement Co., Ltd. as of January 14, 2004;

32.	Cooperation Agreement between Beijing He He Sheng Shi Techonology Co., Ltd Beijing Ling Xun Interactive Science Technology & Development Co., Ltd. as of February 19, 2004;

33.	Cooperation Agreement between Beijing Asia Advertisement Co., Ltd and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Asia Advertisement Co., Ltd. as of January 16, 2004;

34.	Cooperation Agreement with LXHD between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Zhu Feng Wei Shi Advertisement Co., Ltd. as of January 17, 2004;

35.	Cooperation Agreement between Langqin Media and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Asia Advertisement Co., Ltd. as of January 19, 2004;

36.	Cooperation Agreement between Basketball Magazine Publication and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Basketball Magazine Publication as of March 3, 2004;

37.	Cooperation Agreement between Daren Culture and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Daren Culture Transmission Advertisement Co., Ltd. as of February 2004;

38.	Cooperation Agreement between China Insurance Magazine Publication and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and China Insurance Magazine Publication as of March 15, 2004;

39.	Project Cooperation Agreement between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Ying Cai Hua Wang Network Technology (Beijing) Co., Ltd. executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Ying Cai Hua Wang Network Technology (Beijing) Co., Ltd. as of March 16, 2004;

40.	Cooperation Agreement between Football World Newsroom and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Football World Newsroom of China Sports Press as of March 24, 2004;

41.	Cooperation Agreement for Mobile Value-added Business of China Unicom Co., Ltd. executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and China Unicom Co., Ltd as of March 22, 2004;

42.	Cooperation Agreement between Zhong Guang Shi Jie and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Zhong Guang Shi Jie Culture Transmission Co., Ltd as of March 31, 2004;

43.	Cooperation Agreement between Lingxun and e-vision executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Guang Xian Shi Dai Information Co., Ltd.;

44.	Cooperation Agreement between Tang Long Culture “Entertainment over the World” and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Beijing Hua Shi Lian He Culture Development Co., Ltd. as of February 23, 2004;

45.	Cooperation Agreement between China-school.net and LXHD executed between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Xi’an Hua Yu Culture Transmission Co., Ltd. as of May 10, 2004;

46.	Cooperation Agreement for Monternet Venture Planning between Beijing Ling Xun Interactive Science Technology & Development Co., Ltd and Henan Mobile Telecommunication Co., Ltd. as of November 21, 2003.